R O B I N S C H O E N P U B L I C R E L A T I O N S
       526 Penn Street Newtown, PA 18940 t: 215/504-2122 f: 215/504-2123
                          e-m: schoenpr@mindspring.com

FOR IMMEDIATE RELEASE
March 2, 2000

                  MEDIX NAMES SENIOR VICE PRESIDENT/DIRECTOR OF
                             MERGERS & ACQUISITIONS
        New Position Strengthens iHealth Software Provider's Competitive
                                    Position

Denver, CO -- John Prufeta, CEO of Medix Resources, Inc. [OTCBB:MDIX], today announced that Michael Knepper, 36, has been named senior vice president and director of mergers and acquisitions. Most recently, Knepper was vice president of health technology research at Punk Ziegel & Co., a New York-based investment banking firm. Medix provides Internet-based healthcare communication, data integration, and transaction processing software through its Cymedix.com product line.

In this new position, Knepper will identify merger, acquisition, strategic alliance, and joint venture candidates. Additionally he will manage the Company's Wall Street relationships and work closely with CEO Prufeta.

"We are delighted to have Mike join our management team," stated Prufeta. "We are extremely confident that he will add significantly to Medix's mission of providing high value-added connectivity solutions to the healthcare industry".

"I'm thrilled to have this opportunity to help Medix continue its growth in one of the most dynamic and largest vertical markets," stated Knepper,

As vice president of health technology research for Punk, Ziegel, Knepper was responsible for re-building the firm's healthcare technology investment franchise. Prior to joining Punk, Ziegel in 1997, he was a research analyst at Volpe Brown Whelan & Co. in San Francisco. Earlier, Knepper held positions as senior software engineer at TRW; product support engineer at Verdix Corporation; and software engineer at Honeywell Federal Systems. Knepper holds an MBA in Finance from Columbia University and an AB in Computer Science from Brown University.

Denver-based Medix Resources, through Cymedix Lynx Corporation, offers Cymedix.com, a suite of fully-secure, patented Internet communications software products, to the healthcare industry. Additional information about Medix Resources and its products and services can be found by visiting its Web sites, www.medixresources.com and www.cymedix.com, or by calling 800/326-8773.

                                      # # #

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release, which are not historical facts, contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's Form 10-KSB/A for 1998, which was filed with the Securities and Exchange Commission on July 23, 1999, and its 1999 third quarter Form 10-QSB, which was filed with the Securities and Exchange Commission on November 10, 1999. This information is available from the SEC or the Company.

Contacts:  General and Press Inquiries         Investor Inquiries
           -----------------------------       -------------------
           Robin Schoen                        Josh Golomb
           Robin Schoen Public Relations       SmallCaps Online Communications
           215/504-2122                        212/554-4158